Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of BioVie Inc. on Form S-3 (No. 333-252386), of our report dated September 27, 2022, on our audits of the financial statements as of June 30, 2022 and 2021, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about September 27, 2022. Our report for each of the years then ended, includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

September 27, 2022